Exhibit 10.35

September 22, 2005

Laurus Master Fund, Ltd.

c/o Laurus Capital Management, L.L.C.

825 Third Avenue, 14th Floor

New York, NY 10022

Attention: Mr. Scott Bluestein

Dear Scott:

This Letter will serve as an agreement between Transgenomic, Inc. (“TBIO”) and Laurus Master Fund, Ltd. (“Laurus”) with respect to the following matters relating to:

(i) that certain Security Agreement, dated December 3, 2003 as amended, by and between TBIO and Laurus and the Secured Revolving Note and Secured Convertible Minimum Borrowing Notes issued by TBIO to Laurus to evidence borrowing thereunder (the “Revolving Loan”); and

(ii) that certain Secured Convertible Term Note, dated February 19, 2004, between TBIO and Laurus (the “Term Loan”).

In contemplation of the proposed issuance of additional shares of Common Stock by TBIO pursuant to that certain Securities Purchase Agreement, dated September 22, 2005, between TBIO and certain purchasers of its Common Stock (the “Purchase Agreement”) and in consideration of the mutual promises and agreements made herein, TBIO and Laurus hereby agree, subject in each case to no Event of Default having occurred or continuing at any time during the term hereof, as follows:

(a) Laurus agrees that it will not exercise any right to convert indebtedness under the Revolving Loan or the Term Loan (together the “Loans”) into Common Stock of TBIO at any time from the date hereof until the Closing (as defined in the Purchase Agreement). At the time of the Closing, Laurus will have the right to convert not more than $1,000,000 of indebtedness then outstanding under the Loans into Common Stock of TBIO at a conversion price of $1.00 per share;

(b) To the full extent such consent may be required by the terms of either of the Loans, Laurus hereby grants its consent to the sale of Common Stock and associated Warrants pursuant to the terms of the Purchase Agreement;

(c) TBIO shall provide three (3) business days prior notice to Laurus of the date upon which the Closing will occur. Contemporaneously with the Closing, TBIO will repay all outstanding principal and accrued regular interest on the Loans, less any amount Laurus elects to convert into Common Stock at the Closing pursuant to paragraph (a) above. In addition, TBIO will pay Laurus prepayment penalties in accordance with the terms of the Loans which the parties acknowledge and agree equal $323,750. Laurus agrees that no other fees, penalties, default interest, liquidated damages or payments of any other nature that may be due under the terms of the Loans will be payable by TBIO in connection with such repayment of the Loans and that TBIO is hereby released from any liability with respect thereto. Laurus agrees to comply with all provisions of the Loans relating to the release of security interests and liens held by it with respect to the assets of TBIO, including termination filings for financing statements file by it under state UCCs;

(d) In consideration for the foregoing agreements and concessions made by Laurus, TBIO shall pay Laurus an additional fee equal to $500,000 contemporaneously with the Closing;

(e) TBIO agrees to register any shares of Common Stock issued to Laurus upon conversion of indebtedness under the Loans, including shares of Common Stock and warrants issued to Laurus prior to the date of this Agreement, for resale under the Securities Act of 1933, as amended, on the same terms and conditions as it is required to register shares of Common Stock issued at the Closing pursuant to the Purchase Agreement or any agreement referred to or executed and delivered in connection with the Purchase Agreement; and

(f) Laurus hereby acknowledges that the occurrence of the Closing is subject to certain conditions precedent set forth in the Purchase Agreement, including but not limited to the receipt of shareholder approval. TBIO agrees that it will use commercially reasonable efforts to complete all conditions precedent to the Closing. In the event that the Closing has not occurred within 75 days from the date hereof, this Agreement shall be deemed null and void and of no further force or effect.

This letter may not be amended or waived except by an instrument in writing signed by TBIO and Laurus. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This letter shall be governed by, and construed in accordance with, the laws of the State of New York. This letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

[Signatures are on following page]

If the foregoing correctly sets forth our Agreement, please have two copies of this Agreement countersigned by a duly authorized officer of Laurus as indicated below and return one original copy to me. Thank you for your cooperating in connection with this matter.

TRANSGENOMIC, INC.

By	/s/ Michael A. Summers
Michael A. Summers
Chief Financial Officer

ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE

LAURUS MASTER FUND, LTD.

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